UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Consumers Bancorp, Inc.

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CONSUMERS BANCORP, INC.

614 East Lincoln Way

P.O. Box 256

Minerva, Ohio 44657

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

October 18, 2006

To Our Shareholders:

Notice is hereby given that the Annual Meeting of Shareholders of Consumers Bancorp, Inc. will be held at Consumers National Bank, 614 East Lincoln Way, Minerva, Ohio, on Wednesday, October 18, 2006, at 9:00 a.m. (local time), for the following purposes:

1.	To elect three Class III directors to serve a three-year term until the Annual Meeting of Shareholders in 2009;

2.	To elect one Class II director to serve a two-year term until the Annual Meeting of Shareholders in 2008; and

3.	For the transaction of any other business that may properly come before the meeting or any adjournment thereof.

Shareholders of record at the close of business on August 18, 2006 are entitled to notice of and to vote at the Annual Meeting of Shareholders and any adjournment thereof.

By Order of the Board of Directors

Laurie L. McClellan Chairman

Minerva, Ohio

September 14, 2006

YOUR VOTE IS IMPORTANT. WE URGE YOU TO SIGN, DATE AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. IF YOU ATTEND THE MEETING AND SO DESIRE, YOU MAY WITHDRAW YOUR PROXY BY GIVING A WRITTEN NOTICE OF REVOCATION AND VOTE IN PERSON.

CONSUMERS BANCORP, INC.

614 East Lincoln Way

P.O. Box 256

Minerva, Ohio 44657

PROXY STATEMENT

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Consumers Bancorp, Inc. (the Company or Consumers Bancorp) for use at the Annual Meeting of Shareholders (the Annual Meeting) to be held at Consumers National Bank, 614 East Lincoln Way, Minerva, Ohio, on Wednesday, October 18, 2006, at 9:00 a.m.

This Proxy Statement and the accompanying proxy are first being mailed to shareholders on or about September 14, 2006. It is contemplated that solicitation of proxies generally will be by mail. However, officers or employees of Consumers Bancorp or Consumers National Bank, a wholly-owned subsidiary of Consumers Bancorp, may also solicit proxies by telephone or facsimile without additional compensation. Consumers Bancorp will pay the costs associated with the solicitation of proxies.

Shareholders of record at the close of business on August 18, 2006 are entitled to notice of and to vote at the Annual Meeting. As of August 18, 2006, 2,140,434 Consumers Bancorp common shares, no par value, were issued and outstanding. Each shareholder will be entitled to one vote for each common share on all matters that come before the Annual Meeting.

Proxies solicited by the Board of Directors will be voted in accordance with the instructions given, unless revoked. Where no instructions are provided, all properly executed proxies will be voted (1) for the election to the Board of Directors of all nominees for Class III directors named in this Proxy Statement; (2) for the election to the Board of Directors of the nominee for a Class II director named in this Proxy Statement and (3) at the discretion of the holders of the proxies, on such other business that may properly come before the meeting or any adjournment thereof.

The shareholders present in person or by proxy shall constitute a quorum. Abstentions and broker non-votes will be counted in establishing the quorum. A proxy may be revoked at any time before it is voted by providing written notice to Consumers Bancorp, by submitting a later dated proxy or by voting in person at the Annual Meeting. Any written notice revoking a proxy should be sent to Ms. Theresa Linder, Secretary, Consumers Bancorp, Inc., P.O. Box 256, Minerva, Ohio 44657.

ELECTION OF DIRECTORS

Election of Directors

At present, the Board of Directors consists of ten members. Director Homer R. Unkefer retired from the Board of Directors on July 16, 2005 and has been appointed to the honorary position of Director Emeritus. Harry W. Schmuck, Jr. was appointed by the Board of Directors on November 28, 2005 to fill the vacancy. On August 8, 2006, Walter J. Young announced his intention to retire as a member of the Board of Directors effective as of the December 2006 Board of Directors meeting. Section Five of the Company’s Amended and Restated Articles of Incorporation provides that the Board of Directors be divided as equally as possible into three classes designated as Class I, Class II and Class III. Generally, the directors in each class are elected to serve staggered three year terms so that the term of office of one class of directors expires at each annual meeting. Currently, the Board of Directors has three directors in Class I with terms expiring in 2007, three directors in Class II with terms expiring in 2008 and four directors in Class III with terms expiring in 2006.

The terms of office of current Class III directors John P. Furey, Thomas M. Kishman, Steven L. Muckley and Harry W. Schmuck, Jr. will expire at the Annual Meeting upon the election of their successors. In order to divide the classes as equally as possible; (1) Mr. Furey, Mr. Kishman and Mr. Muckley have been nominated by the Board of Directors to serve as Class III directors for three-year terms that will expire at the 2009 annual meeting upon the election of their successors and (2) Mr. Harry W. Schmuck, Jr. has been nominated by the Board of Directors to serve as a Class II director for a two-year term that will expire at the 2008 annual meeting upon the election of his successor. Additional information concerning the nominees for director and the directors and executive officers of Consumers Bancorp is provided in the following pages.

The common shares represented by the accompanying proxy will be voted for the election of the nominees to serve as directors, unless contrary instructions are indicated on the proxy card. The nominees for director receiving the greatest number of “for” votes will be elected as directors. If the election of directors is by cumulative voting, the persons appointed by the accompanying proxy intend to cumulate the votes represented by the proxies they receive and distribute such votes in accordance with their best judgment.

If one or more of the nominees should at the time of the Annual Meeting be unavailable or unable to serve as a director, the common shares represented by the proxies will be voted to elect the remaining nominees and any substitute nominee or nominees designated by the Board of Directors. The Board of Directors knows of no reason why any of the nominees will be unavailable or unable to serve.

The Board of Directors recommends that the shareholders vote for the election of the nominees as Class III directors and vote for the election of the nominee as Class II director.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information to each person who is a nominee to serve on the Board of Directors or whose term as a Director will continue after the Annual Meeting.

Name	Age	Principal Occupations And Employment During Past Five Years	Positions Held with Consumers Bancorp or Consumers National Bank	Served as Director Since	Term to Expire
Nominees to serve as Class III Directors

John P. Furey	54	Corporate President of Furey’s Wheel World, Inc., Malvern, Ohio, an automotive retail sales business	Director	1995	2009

Thomas M. Kishman	57	Co-owner of Kishman’s IGA and GasNGo, Minerva, Ohio, a retail grocery and fuel center	Director	1995	2009

Steven L. Muckley	51	Chief Executive Officer and President of Consumers National Bank and Consumers Bancorp, Inc.; Acting Chief Financial Officer of Consumers National Bank and Consumers Bancorp, Inc. (2005); Certified Public Accountant, Partner 415 Group; f.k.a. Arner & Co., Canton, Ohio (1981 – 2003)	Director Chief Executive Officer, President, Program Manager and Senior Investment Representative	2003	2009

Nominee to serve as Class II Director

Harry W. Schmuck, Jr.	57	Operations Manger of Schmuck Partnership; Farm Sales Associate of Russ Kiko & Associates, Inc.	Director (1)	2005	2008

Class I Directors

James V. Hanna	63	Pool Maintenance, Louisville YMCA, Deputy Sheriff, Carroll Co. Sheriff’s Dept. (1999 – 2005)	Director	2005	2007

James R. Kiko, Sr.	62	Director of Kiko Auctioneers, Inc., Canton, Ohio, a real estate brokerage and auction service	Director	1997	2007

John E. Tonti	65	Retired, former Key Bank, Canton-Mahoning Valley advisory board member (2001 – 2004); Executive Director Northern Columbiana County United Way (2003 – 2006); Certified Public Accountant, former Partner, Hill, Barth & King, Salem, Ohio (1963 – 2000)	Director	2004	2007

Class II Directors

Walter J. Young	83	Retired, former proprietor of a heavy equipment rebuilding and sales business; Vice President of Consumers National Bank (1991 – 2002)	Director	1981	2008(2)

Name	Age	Principal Occupations And Employment During Past Five Years	Positions Held with Consumers Bancorp or Consumers National Bank	Served as Director Since	Term to Expire
David W. Johnson	46	Corporate President of Summitville Tile, Summitville, Ohio, a tile manufacturing business; President of Spread Eagle Tavern & Inn, fine dining restaurant and inn; Partner of PCJ Ltd., family holding company	Director	1997	2008

Laurie L. McClellan	53	Chairman of the Board of Consumers Bancorp, Inc. and Consumers National Bank; Acting Treasurer of Consumers Bancorp, Inc. and Consumers National Bank (2005); Radiologic Technologist, Westwood Urgent Care, Alliance, Ohio (1994 – 2002) and IMS, Alliance, Ohio (2003 – 2004)	Director Chairman	1987	2008

(1)	Harry W. Schmuck, Jr. was appointed as a director by the Board of Directors in November 2005 to fill the vacancy created by the retirement of Homer R. Unkefer.
(2)	On August 8, 2006, Walter J. Young announced his intention to retire as a member of the Board of Directors effective as of the December 2006 Board of Directors meeting.

The following information is provided with respect to each person who currently serves as an executive officer of the Company.

Name	Age	Principal Occupations And Employment During Past Five Years	Positions Held with Consumers Bancorp or Consumers National Bank	Served as Officer Since
Non-Director Executive Officers:

Paul B. Hugenberg, III	33	Senior Manager, Information Risk & Performance Services, Crowe Chizek and Company LLC (2003 – 2005) Regional Supervisor, Sky Financial Group (2000 – 2003)	Chief Information Officer	2005

Vickie L. Ramsier	57	Program Manager, Specialized Investment Division (May 2005 – May 2006); VP, Commercial Loan Officer & Regional Branch Administrator (Feb 2004 – May 2005); Assistant Vice President of Lending and Branch Manager (1997 – Feb 2004)	SVP, Branch Administration; Program Manager, Specialized Investment Division (May 2005 – May 2006); VP, Commercial Loan Officer & Regional Branch Administrator (Feb 2004 – May 2005); AVP of Lending and Branch Manager (1997 – Feb 2004)	2004

Phillip M. Suarez	57	Senior Vice President and Senior Loan Officer	Senior Vice President and Senior Loan Officer	2000

Renee K. Wood	35	Controller, Consumers Bancorp, Inc. and Consumers National Bank (Jan 05 – July 05); Vice President—Finance Dept., Unizan Bank, National Association (2002 – 2005); AVP—Finance Dept., Unizan Bank, National Association (2001 – 2002)	Chief Financial Officer and Treasurer; Controller (Jan 05 – July 05)	2005

THE BOARD OF DIRECTORS AND

ITS COMMITTEES

The Board of Directors conducts its business through meetings of the Board and its committees. Consumers Bancorp held twelve Board of Directors meetings in the fiscal year 2006. All directors attended at least 75% of the aggregate of Consumers Bancorp Board meetings and total number of meetings held by all committees of the Board on which they served during the 2006 fiscal year, with the exception of Mr. Young. Due to absences caused by a serious illness, Mr. Young attended nine of the twelve Consumers Bancorp meetings and 50 of the 73 meetings held by the committees of the Board on which he served during the 2006 fiscal year. Currently, each member of the Board of Directors of Consumers Bancorp also serves as a member of the Board of Directors of Consumers National Bank. Consumers National Bank held 14 Board of Directors meetings in the fiscal year 2006, including two days of Strategic Planning meetings and one Executive Board meeting.

Although the Company does not have a formal policy with respect to Board member attendance at annual meetings of shareholders, each member is encouraged to attend. All Board members attended the 2005 Annual Meeting of Shareholders.

Consumers Bancorp has an Asset/Liability Committee, Audit Committee, Compensation Committee, Corporate Governance Committee, Executive Committee, Loan Committee and Nominating Committee, each of which serves in dual capacity as a committee of Consumers Bancorp and Consumers National Bank. Consumers National Bank also has a Technology & Services Committee.

The Asset/Liability Committee is comprised of Mr. Hanna, Mr. Johnson, Mr. Muckley, Mr. Schmuck and Mr. Tonti, who serves as chairman. Mr. Kishman served on the committee from July 1, 2005 until October 20, 2005 and Mr. Schmuck began serving on the committee on December 13, 2005. The Asset/Liability Committee is primarily responsible for ensuring Consumers National Bank has adequate investment and funds management policies. The committee makes recommendations relative to the strategic direction of the Company and establishes key benchmarks relative to performance. The Asset/Liability Committee is also responsible for establishing procedures for monitoring the management of the investment portfolio and Consumers National Bank’s liquidity, capital and interest rate risk position. During the fiscal year 2006, the Asset/Liability Committee met five times.

The Audit Committee is comprised of Mr. Furey, Mr. Kiko, Mr. Tonti and Mr. Kishman, who serves as chairman. The oversight functions of the Audit Committee include the review of all internal and external audit functions and the approval and engagement of the Company’s independent auditors. The Board of Directors of Consumers Bancorp adopted a revised Audit Committee Charter in November 2005 which is attached to this Proxy Statement as Addendum A and is also available on the Company’s website www.consumersbancorp.com. The Board of Directors of Consumers Bancorp has determined that each member of the Audit Committee meets the independence standards of Rule 4200 (a) (15) of the National Association of Securities Dealers, Inc. (NASD) and that Mr. Tonti satisfies the requirements of a “financial expert,” as defined in Rule 4350(d) of the NASD. The Report of the Audit Committee is on page 14 of this Proxy Statement. During fiscal year 2006, the Audit Committee met 14 times.

The Compensation Committee reviews overall bank compensation policy and executive management compensation. This committee is comprised of Mr. Furey, Mr. Kishman, Ms. McClellan and Mr. Johnson, who currently serves as chairman. Mr. Furey served as chairman of the committee from July 1, 2005 until December 14, 2005. Mr. Kishman began serving on the committee on October 20, 2005 and Mr. Johnson began serving on the committee on December 14, 2005. The Report of the Compensation Committee is on pages 11-12 of this Proxy Statement. During the fiscal year 2006, the Compensation Committee met five times.

The Corporate Governance Committee is comprised of Mr. Kishman, Mr. Young and Mr. Johnson, who serves as chairman. Mr. Kiko served on the committee from July 1, 2005 until October 20, 2005 and Mr. Young began serving on the committee on October 20, 2005. The committee is responsible for making independent recommendations to the Board of Directors as to best practices for Board governance and conducting an evaluation of Board performance. During the fiscal year 2006, the Corporate Governance Committee met three times.

The Executive Committee reviews various executive and interim Board matters as outlined by its charter. This committee is comprised of Mr. Furey, Mr. Kiko, Mr. Tonti and Ms. McClellan, who serves as the chairperson. During the fiscal year 2006, the Executive Committee met 13 times.

The Loan Committee is comprised of Mr. Furey, Mr. Hanna, Ms. McClellan, Mr. Muckley, Mr. Schmuck, Mr. Young and Mr. Kiko, who serves as chairman. Mr. Schmuck began serving on the committee on December 13, 2005. The Loan Committee reviews loan requests and is responsible for approving any exceptions to policy and loans that exceed an individual loan officer’s or Internal Loan Committee’s lending authority. During the fiscal year 2006, the Loan Committee met 39 times.

The Nominating Committee is comprised of Mr. Kiko, Mr. Kishman, Ms. McClellan and Mr. Johnson, who serves as chairman. The Board of Directors of Consumers Bancorp has determined that Mr. Johnson, Mr. Kiko and Mr. Kishman meet the independence standards of Rule 4200 (a) (15) of the NASD. In addition, the Board of Directors has determined that it is in the best interests of the Company to have Ms. McClellan, who owns or controls more than 20% of the Company’s voting securities, serve on the Nominating Committee. During the fiscal year 2006, the Nominating Committee met three times.

Under the terms of the Nominating Committee Charter the Nominating Committee is responsible for developing and implementing a process and guidelines for the selection of individuals for nomination to the Board of Directors and considering incumbent directors for nomination for re-election. The Nominating Committee will consider candidates for director who are recommended by shareholders in accordance with the procedures contained in the Company’s Code of Regulations and the Board Addition/Replacement Policy. Candidates must be individuals with a good reputation who demonstrate civic character, business success and community involvement. They must be willing to commit their time to Board and committee meetings, keep apprised of banking issues and complete continuing education courses. The Nominating Committee is responsible for the selection of the final slate of nominees for election to the Board of Directors. Those nominees recommended by the Committee are then submitted to the Board of Directors for approval. The Nominating Committee Charter is available on the Company’s website www.consumersbancorp.com.

Shareholders desiring to nominate a candidate for election as a director at the 2007 Annual Meeting of Shareholders other than for inclusion in Consumers Bancorp’s proxy statement and form of proxy must deliver written notice to the Secretary of Consumers Bancorp, at its executive offices, 614 East Lincoln Way, Minerva, Ohio 44657, not later than August 1, 2007 or such nomination will be untimely. Consumers Bancorp reserves the right to exercise discretionary voting authority on the nomination if a shareholder has failed to submit the nomination by August 1, 2007 or if the candidate does not meet criteria set forth in the Company’s Amended and Restated Regulations.

The Technology & Services Committee is comprised of various management and support personnel with the following directors serving as members: Mr. Hanna, Mr. Young, Mr. Muckley and Mr. Furey, who serves as chairman. Mr. Kishman served on the committee from July 1, 2005 until October 20, 2005 and Mr. Young began serving on the committee on October 20, 2005. The function of the committee is to review products, technical developments, equipment purchases and monitor significant vendor relationships. During the fiscal year 2006, the Technology & Services Committee met 11 times.

Compensation of Directors

Directors, excluding directors that are employees of Consumers National Bank, are compensated for each meeting of the Consumers National Bank Board of Directors and each committee meeting that they attend. Compensation for attendance at a Board of Directors meeting was $800 from July 1, 2005 until February 8, 2006. As of March 8, 2006, the Directors were paid $600 per meeting through a voluntary fee reduction plan, extending through June 30, 2006. Committee meeting attendance fees are $100 for the Asset/Liability, Compensation, Corporate Governance, Nominating, Loan and Technology & Services Committees, and $200 for Audit and Executive Committees. Fees for the Committee Chairman of the Asset/Liability, Compensation, Corporate Governance, Executive, Nominating, Loan and the Technology & Services Committees are $200 per meeting, and fees for the Audit Committee Chairman are $300 per meeting. The Board of Directors renewed its annual retainer fee program that became effective July 1, 2004 for the fiscal year ended June 30, 2005. Under the program, directors that are not employees of Consumers National Bank, are eligible to receive an annual retainer fee equal to $2,000, plus $100 for each year of service on the Board. The aggregate amount paid to non-employee directors for the fiscal year ended June 30, 2006 under these arrangements was $141,400.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

Generally, under the rules of the Securities and Exchange Commission, a person is deemed to be the beneficial owner of securities, such as common shares, if such person has or shares voting power or investment power in respect of such securities. In addition, a person is deemed to be the beneficial owner of a security if he or she has the right to acquire such voting or investment power over the security within sixty days, for example, through the exercise of a stock option. Information is provided below about each person known to the Company to be the beneficial owner of more than 5% of the outstanding shares of the Company’s common stock as of June 30, 2006.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership as of June 30, 2006		Percent of Common Shares
Laurie L. McClellan 28 Tepee Drive Minerva, Ohio 44657	437,650	(1)	20.45%

James V. Hanna 14269 Lincoln S.E. Minerva, OH 44657	154,550	(2)	7.22%

(1)	Includes 403,839 shares owned by or jointly with family members or trusts.
(2)	Includes 150,700 shares owned by or jointly with family members or trusts.

Security Ownership of Management

The following table shows the beneficial ownership of the Company’s common stock as of June 30, 2006 for each director and executive officer of the Company and for all current directors and executive officers as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Common Shares (if 1% or Greater)
John P. Furey	28,864	(1)	1.35%
James V. Hanna	154,550	(2)	7.22%
David W. Johnson	15,052
James R. Kiko, Sr.	8,085	(3)
Thomas M. Kishman	11,801	(4)
Laurie L. McClellan	437,650	(5)	20.45%
Steven L. Muckley	12,325
Harry W. Schmuck, Jr.	9,122	(6)
John E. Tonti	2,200
Walter J. Young	70,000	(7)	3.27%
Paul B. Hugenberg, III	2,066
Vickie L. Ramsier	400	(8)
Phillip M. Suarez	1,200	(9)
Renee K. Wood	400	(10)
All directors and executive officers as a group (14 persons)	753,715		35.21%

(1)	Includes 24,464 shares owned by or jointly with family members or trusts.
(2)	Includes 150,700 shares owned by or jointly with family members or trusts.
(3)	Includes 2,500 shares owned by or jointly with family members or trusts.
(4)	Includes 5,801 shares owned by or jointly with family members or trusts.
(5)	Includes 403,839 shares owned by or jointly with family members or trusts.
(6)	Includes 2,700 shares owned by or jointly with family members or trusts.
(7)	Includes 65,248 shares owned by or jointly with family members or trusts.
(8)	Includes 109 shares owned by or jointly with family members or trusts.
(9)	Includes 1,200 shares owned by or jointly with family members or trusts.
(10)	Includes 400 shares owned by or jointly with family members or trusts.

EXECUTIVE COMPENSATION

The following table shows the cash compensation and certain other compensation paid or earned by the Company’s Chief Executive Officer and President and Chief Information Officer for the fiscal years ended June 30, 2006, 2005 and 2004.

Summary Compensation Table

Name and Principal Position	Year	Salary/($)	Bonus ($)		Other Annual Comp. ($)(1)	Other Compensation ($)(2)
Steven L. Muckley Chief Executive Officer and President	2006 2005 2004	$190,635 201,875 160,962	$	— 7,001 —	$6,940 6,895 25,000	$	— — 2,000

Paul B. Hugenberg, III (3) Chief Information Officer	2006	$104,245		$250	$687		$—

(1)	For years 2006 and 2005, represents contributions to the Consumers National Bank 401(k) Savings and Retirement Plan and Trust.
(2)	Perquisites that in the aggregate are the lesser of either $50,000 or 10% of the total of annual salary and bonus are not disclosed in the table in accordance with SEC rules. Perquisites for Mr. Muckley include payment of health insurance premiums and auto expenses. In 2004, the other compensation of $2,000 was earned in connection with Mr. Muckley’s service as an outside director prior to the time he became Chief Executive Officer.
(3)	Mr. Hugenberg was appointed Chief Information Officer on May 2, 2005 and his total annual salary and bonus in 2005 did not exceed $100,000.

DEFINED CONTRIBUTION PLAN

Under the Consumers National Bank 401(k) Savings and Retirement Plan & Trust (401(k) Plan) as in effect during the fiscal year ended June 30, 2006, the Consumers National Bank’s Board of Directors has the discretion and authority to determine the amount to be contributed to the 401(k) Plan. The 401(k) Plan is administered by Consumers National Bank. Each participant in the 401(k) Plan has credited to their account a maximum of 4.0% of their annual salary, provided they have voluntarily contributed a like amount. The 401(k) Plan states that each participant shall be fully vested in the 401(k) Plan immediately upon contribution. Benefits under the 401(k) Plan cannot be estimated for the participants because the benefits are based upon future earnings of Consumers National Bank and future compensation of the participants. Part of the funds in the 401(k) Plan is vested in the participants in accordance with the 401(k) Plan. An eligible participant is one who has completed one year of service, works 1,000 hours per year, and has attained the age of 21. At the time of retirement, death, disability or other termination of employment, a participant is eligible to receive a distribution of all vested amounts credited to their account in either a single lump sum payment or a series of substantially equal installment payments over a period not longer than the joint life expectancy of the participant and beneficiary. The trustees of the 401(k) Plan are Steven L. Muckley and Laurie L. McClellan.

SALARY CONTINUATION PROGRAM

In September 1995, the Board of Directors of Consumers National Bank adopted a salary continuation program (Plan) to encourage Consumers National Bank executives to remain employees of Consumers National Bank. Pursuant to the Plan, salary continuation agreements (Agreements) were entered into between Consumers National Bank and certain executives. The Agreements provided such executives (and, in the event of the executive’s death, surviving spouse) with 180 months of lifetime salary continuation payments equal to a percentage of an executive’s final pay (consisting of base salary reduced for other benefit programs of Consumers National Bank in which the executive participates) commencing upon the first day of the month following the executive’s termination of employment (other than termination for cause or suicide within two years of the date of the Agreement or any material misstatement of fact by the executive on any application for life insurance purchased by Consumers National Bank). Pursuant to the Agreements, the amount of base pay was limited to the lesser of the preceding year’s annual base salary prior to termination of employment or the annual base salary at the inception of the Agreement with the executive plus 3.5% annual inflation. Vesting under the Agreements commenced at age 50 and was prorated until age 65. In 2001, several of the Agreements were amended and restated to reflect changes in the Plan approved by the Board of Directors (Amended Agreements). In consideration of executives entering into noncompetition, nonsolicitation and confidentiality agreements with Consumers National Bank, Consumers National Bank entered into the Amended Agreements with such executives. The Amended Agreements provide enhancements to the salary continuation benefits under the Agreements such as fully vested salary continuation benefits upon termination of employment following a change in control of Consumers National Bank; the use of a three year average of total W-2 compensation to determine final pay upon which salary continuation benefits are based; the elimination of reductions in final pay for other Consumers National Bank benefit programs; and the crediting of interest at an annual rate in the range of 6.0% to 7.5%, compounded monthly, on the unpaid balance of the 180 equal monthly salary continuation payments for early termination benefits prior to age 65 for reasons other than death, disability, or change of control. Mr. Muckley became eligible to participate in the Plan as of August 11, 2004 and entered the plan on March 1, 2005. The estimated annual benefits payable upon Mr. Muckley’s retirement from the Company at the age of 65 are $121,900.

CHANGE OF CONTROL AGREEMENTS

Change of control agreements (Change of Control Agreements) were entered into with Mr. Hugenberg and Ms. Wood on July 1, 2005, in order to provide severance benefits in the event of their termination of employment following a change of control of Consumers National Bank within five years of the effective date of each agreement.

If within 12 months following a change of control, a termination of employment occurs for any reason other than death, Disability (as defined below), or Cause (as defined below), a participant may receive a lump sum payment based on the agreement schedule in effect at the date of such termination. In addition, the participant shall be entitled to receive Company-paid COBRA premiums, relating to employee’s group medical insurance continuation premiums under the Company’s group health plan, for a period of 12 months after the date of termination. For purposes of these Change of Control Agreements, a “Change of Control” means the transfer of shares of the Company’s voting common stock during the term such that one entity or one person acquires (or is deemed to acquire when applying Section 318 of the Internal Revenue Code) more than 50 percent of the Company’s outstanding voting common stock. For purposes of these Change of Control Agreements, the term “Termination” means termination of the employment of the employee, during the 12 consecutive month period commencing upon a Change of Control, by the Company, for any reason other than death, Disability (as defined below), or Cause (as defined below). The date of the employee’s Termination shall be the date specified by the Company in a written notice to the employee. The employee shall be considered to have a “Disability” during the period in which the employee is unable, by reason of a medically determinable physical or mental impairment, to engage in the material and substantial duties of employee’s regular employment with the Company, which condition is expected to be permanent. For purposes of these Change of Control Agreements, the term “Cause” means, in the reasonable judgment of the President of the Company, (i) the willful and continued failure by the employee to substantially perform the employee’s duties with the Company after written notification by the Company, (ii) the willful engaging by the employee in conduct which is demonstrably injurious to the Company, monetarily or otherwise, or (iii) the engaging by the employee in egregious misconduct involving serious moral turpitude. For purposes of these Agreements, no act or failure to act on the employee’s part shall be deemed “willful” unless done, or omitted to be done, by the employee not in good faith and without reasonable belief that such action was in the best interest of the Company.

COMPENSATION COMMITTEE

Report on Compensation

The Compensation Committee is comprised of three non-employee directors and the Chairman of the Board. The Committee members for the 2006 fiscal year were Mr. Furey, Mr. Kishman, Mr. Johnson and Ms. McClellan, with Mr. Johnson serving as Chairman. The Board of Directors has delegated to the committee responsibility for the oversight and administration of compensation of the Company. The committee reviews and recommends company benefit and incentive plans, as well as, reviewing the individual performance of the Chief Executive Officer and executive management.

Compensation Policies

The Company’s compensation program includes the following core components: base salary, quarterly cash incentive, and long-term compensation. The Committee manages all three components on an integrated basis to achieve the following objectives: to attract and retain highly qualified management and to provide short-term incentive compensation that varies directly with the Company’s financial performance.

Base Salary

Salary ranges are determined for each position, based upon peer group survey data comprised of reasonably comparable community banks. In determining annual adjustments to base salaries for executive management, the Committee considers the recommendations of the Chief Financial Officer regarding the parameters considered for cost of living and performance adjustments.

Quarterly Incentive Compensation

The Company’s quarterly cash incentive compensation is based on the Company’s short-term performance as measured by earnings. The incentive compensation program, contemplates first providing a reasonable return on investment to shareholders and then providing a profit-sharing arrangement with employees thereafter. Incentive compensation awards play a key role in implementing the Company’s strategy of tying performance to earnings.

Long-term Compensation

Long-term compensation includes a qualified retirement plan in the form of a 401(k) Plan and a non-qualified Salary Continuation Program. The Company provides safe harbor contributions under the 401(k) Plan, matching up to 100% of the first 4.0% contributed by the employee. The Salary Continuation Plan is designed to retain Executive and Senior Management personnel. Entrance to the Salary Continuation Plan is limited and is subject to meeting performance criteria, established by the Compensation Committee and approved by the Board of Directors.

Executive Compensation

A key goal of the Company’s 2006 strategic plan is to continue to strengthen Consumer National Bank’s infrastructure. In satisfying the Company’s objective, a significant investment was made in retaining and attracting highly, qualified executive management personnel. Consumer National Bank experienced heightened competition for securing experienced individuals with the skill level required to meet current and future needs and found it necessary to offer competitive compensation packages at base ranges at or above the 75th quartile of peer banks of comparable size. Additionally, Executive Officers are offered Change of Control provisions either as a separate agreement or as a part of the Salary Continuation Program.

Chief Executive Officer’s Compensation

In establishing the Chief Executive Officer’s compensation for 2006, the Committee considered the Company’s short-term and long-term goals, past compensation practices, comparative peer data and competitive market guidelines for the position. Due to an anticipated short fall in meeting budget expectations for the 2006 fiscal year, a voluntary fee and salary reduction was taken by the Chairman of the Board, the Directors and the Chief Executive Officer. Effective March 15, 2006, Mr. Muckley’s base salary was reduced to $151,142. The Compensation Committee, in conjunction with the Board of Directors, will periodically review compensation of the Chief Executive Officer in relation to performance goals achieved during the 2007 fiscal year.

Respectfully Submitted,

The Compensation Committee

Mr. Johnson, Chairman

Mr. Furey

Mr. Kishman

Ms. McClellan

EXECUTIVE & COMPENSATION COMMITTEES

INTERLOCKS AND INSIDER PARTICIPATION

Ms. Laurie L. McClellan, the Company’s Chairman served on the Executive and Compensation Committees during the fiscal year ended June 30, 2006. Ms. McClellan, in serving on the Executive and Compensation Committees, did not participate in discussions or decision-making relative to her own compensation.

Performance Graph

Set forth below is a line graph comparing the yearly change in the cumulative total shareholder return on Consumers Bancorp’s Common Stock against the cumulative return of the NASDAQ Bank Index and the S&P 500 Index for the five-year period ended June 30, 2006. The total shareholder return assumes a $100 investment in Consumers Bancorp’s Common Stock, the NASDAQ Bank Index and the S&P 500 Index on June 30, 2001 and that all dividends were reinvested.

	2001	2002	2003	2004	2005	2006
CBKM.OB	$100	$120	$120	$123	$93	$74
NASDAQ Banks Index	100	114	117	138	145	151
S&P 500 Index	100	81	80	93	97	104

Historical stock price performance shown on the graph is not necessarily indicative of the future price performance.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and certain of its officers to file reports with the Securities and Exchange Commission indicating their holdings of, and transactions in, the Company’s equity securities. Based solely on a review of the copies of such reports it received, and written representations from reporting persons, the Company believes that during the fiscal year ended June 30, 2006, its reporting persons complied with all Section 16(a) filing requirements, except Mr. Kishman had one late Form 4 filing.

CERTAIN TRANSACTIONS AND RELATIONSHIPS

Directors and executive officers of Consumers Bancorp and Consumers National Bank and their associates were customers of, or had transactions with, Consumers Bancorp or Consumers National Bank in the ordinary course of business during fiscal year ended June 30, 2006. Continued transactions with these persons may be expected to take place in the future. In the ordinary course of business, loans are made to officers and directors on substantially the same terms as those prevailing at the same time for comparable transactions with unrelated third parties. Such loans do not, and will not, involve more than the normal risk of collectibility or present other unfavorable features.

Mr. Kiko, a director, is a real estate auctioneer and, in the ordinary course of business, Consumers Bancorp and Consumers National Bank have retained the services of Mr. Kiko in the past to liquidate property and may continue to retain him in the future.

Consumers National Bank is party to an operating lease agreement for the Malvern Branch location with Furey Holdings, LLC. Mr. Furey is the managing member of Furey Holdings, LLC. This leasing arrangement and the terms of the lease were unanimously approved by directors without an interest in the transaction.

The SEC rules require disclosure of any family relationship among directors and executive officers. Mr. Kiko, director, is first cousin to Jan Kishman, spouse of director, Mr. Kishman.

Mr. Johnson is President of Summitville Tile, which filed for Chapter 11 bankruptcy protection in December 2003. Summitville Tile filed a formal Plan of Reorganization on August 6, 2004 and emerged from Chapter 11 on December 12, 2004.

AUDIT COMMITTEE REPORT

Consumers Bancorp’s Audit Committee has reviewed and discussed with management the audited financial statements for the fiscal year ended June 30, 2006. In addition, the Audit Committee has discussed with Crowe Chizek and Company LLC, the independent auditing firm for Consumers Bancorp, the matters required by Statements on Auditing Standards No. 61, Communications with Audit Committees, as amended, and Rule 2-07, Communication with Audit Committees, of Regulation S-X.

The Audit Committee has received written disclosures from Crowe Chizek and Company LLC required by Independence Standards Board Standard No. 1. The Audit Committee has discussed with Crowe Chizek and Company LLC its independence from Consumers Bancorp.

Based on the foregoing discussions and reviews, the Audit Committee has recommended to Consumers Bancorp’s Board of Directors that the audited financial statements be included in Consumers Bancorp’s Annual Report on Form 10-K for the fiscal year ended June 30, 2006 for filing with the Securities and Exchange Commission.

Respectfully Submitted,

The Audit Committee

Mr. Kishman, Chairman

Mr. Furey

Mr. Kiko

Mr. Tonti

Independent Registered Public Accounting Firm

The Company has selected Crowe Chizek and Company LLC to audit its consolidated financial statements for the year ended June 30, 2007. Crowe Chizek and Company LLC audited the consolidated financial statements for the year ended June 30, 2006. Representatives of Crowe Chizek and Company LLC will attend the Annual Meeting and will have an opportunity to make a statement if they so desire and to respond to appropriate questions.

Auditor’s Fees

The Audit Committee has sole responsibility, in consultation with management, for approving the terms and fees for the engagement of the independent auditors for audits of the Company’s financial statements. In addition, the Audit Committee has sole responsibility for determining whether and under what circumstances the Company’s independent auditors may be engaged to perform audit-related services and must pre-approve 100% of any non-audit related service performed by the independent auditors.

Crowe Chizek and Company LLC billed the Company $66,500 and $120,321 for the fiscal years ended June 30, 2006 and June 30, 2005, respectively. The table below sets forth the aggregate fees billed by Crowe Chizek and Company LLC for services rendered to the Company and its affiliates for the fiscal years 2006 and 2005.

	Audit Fees	Audit-Related Fees	Tax Fees	All Other Services
2006	$57,250	$—	$9,250	$—
2005	$60,700	$—	$8,100	$51,521

The “All Other Services” for 2005 related principally to work performed by Crowe Chizek and Company LLC with respect to information technology systems general controls review and network security assessment.

The Audit Committee has reviewed all non-audit services described above and has concluded that the provision of these non-audit services is compatible with maintaining Crowe Chizek and Company LLC’s independence.

2007 SHAREHOLDER PROPOSALS

Any shareholder who intends to present a proposal at the 2007 Annual Meeting of Shareholders and who wishes to have the proposal included in Consumers Bancorp’s proxy statement and form of proxy for that meeting must deliver the proposal to Consumers Bancorp at its executive offices, 614 East Lincoln Way, Minerva, OH 44657, not later than May 17, 2007.

Any shareholder who intends to present a proposal, other than as set forth above, at the 2007 Annual Meeting of Shareholders other than for inclusion in Consumers Bancorp’s proxy statement and form of proxy must deliver the proposal to Consumers Bancorp at its executive offices, 614 East Lincoln Way, Minerva, OH 44657, not later than August 1, 2007 or such proposal will be untimely. Consumers Bancorp reserves the right to exercise discretionary voting authority on the proposal if a shareholder has failed to submit the proposal by August 1, 2007.

SHAREHOLDER COMMUNICATIONS

Any shareholder may send communications to the Board of Directors through the Company’s Corporate Secretary, Consumers Bancorp, Inc., 614 East Lincoln Way, P.O. Box 256, Minerva, Ohio 44657. Communications sent by qualified shareholders for proper, non-commercial purposes will be transmitted to the Board of Directors, or the appropriate committee, as soon as practicable. Shareholders may also send communications to the presiding non-management director of the Board by sending correspondence to Audit Chairman, Consumers Bancorp, Inc., 614 East Lincoln Way, P.O. Box 256, Minerva, Ohio 44657.

FORM 10-K ANNUAL REPORT

The Form 10-K Annual Report for the fiscal year ended June 30, 2006 has been mailed concurrently with this Proxy Statement to shareholders of record. The Form 10-K Annual Report does not constitute a part of the proxy material.

OTHER BUSINESS

The Board of Directors is not aware of any business to be addressed at the meeting other than those matters described above in this Proxy Statement. However, if any other matters should properly come before the meeting, it is intended that the common shares represented by proxies will be voted with respect thereto in accordance with the judgment of the person or persons voting the proxies.

MISCELLANEOUS

Under the General Corporation Law of Ohio, if a shareholder desires cumulative voting for election of the directors, then the shareholder must provide written notice to the President or the Secretary of Consumers Bancorp not less than 48 hours before the time fixed for holding the Annual Meeting. Upon announcement of this notice at the Annual Meeting, each shareholder will have cumulative voting rights. Cumulative voting means that each shareholder may cast as many votes in the election of directors as the number of directors to be elected multiplied by the number of shares held. The votes may be cast for one nominee or distributed among as many nominees as the shareholder desires.

At this time it is not known whether there will be cumulative voting for the election of directors at the meeting. If the election of directors is by cumulative voting, the persons appointed by the accompanying proxy intend to cumulate the votes represented by the proxies they receive and distribute such votes in accordance with their best judgment.

By Order of the Board of Directors

Laurie L. McClellan
Chairman

Minerva, Ohio

September 14, 2006

Addendum A

CONSUMERS BANCORP, INC.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

CHARTER

I.	PURPOSE

The primary function of the Audit Committee of Consumers Bancorp, Inc. (the “Corporation”) is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing: the financial reports and other financial information provided by the Corporation to any governmental body or the public; the Corporation’s systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established; and the Corporation’s auditing, accounting and financial reporting processes generally. Consistent with this function, the Audit Committee should encourage continuous improvement of, and should foster adherence to, the Corporation’s policies, procedures and practices at all levels. The Audit Committee’s primary duties and responsibilities are to:

•	Serve as an independent and objective party to monitor the Corporation’s financial reporting process and internal control system.

•	Review and appraise the audit efforts of the Corporation’s independent accountants and internal auditing department.

•	Provide an open avenue of communication among the independent accountants, financial and senior management, the internal auditing department, and the Board of Directors.

The Audit Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section IV of this Charter. In carrying out the general responsibilities set forth above and the specifically enumerated responsibilities described below, the Audit Committee may consult or retain, at the Corporation’s expense, its own outside legal, accounting or other advisors and shall have unrestricted access to the Corporation’s personnel and documents and will be given all resources the Committee determines are necessary to discharge its responsibilities.

II.	COMPOSITION

The Audit Committee shall be comprised of three or more directors as determined by the Board, all of whom shall be independent directors in accordance with NASD rules and regulations, and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Audit Committee. The Audit Committee members may receive no compensation from the Corporation other than director’s fees. All members of the Audit Committee shall have a working familiarity with basic finance and accounting practices, including the ability to read and understand financial statements, and at least one independent member of the Audit Committee shall have accounting or related financial management expertise. Audit Committee members may enhance their familiarity with finance and accounting by participating in educational programs conducted by the Corporation or an outside consultant.

The members of the Audit Committee shall be elected by the Board at the annual organizational meeting of the Board or until their successors shall be duly elected and qualified. Unless an independent Chair is elected by the full Board, the members of the Audit Committee may designate an independent Chair by majority vote of the full Audit Committee membership.

III.	MEETINGS

The Audit Committee shall meet at least four times annually, or more frequently as circumstances dictate. As part of its job to foster open communication, the Audit Committee should meet at least annually with management, the director of the internal auditing department and the independent accountants in separate executive sessions to discuss any matters that the Audit Committee or each of these groups believe should be discussed privately. In addition, the Audit Committee or at least its Chair should meet with the independent accountants and management quarterly to review the Corporation’s financial statements consistent with IV.4 below.

IV.	RESPONSIBILITIES AND DUTIES

To fulfill its responsibilities and duties the Audit Committee shall:

Documents/Reports Review

1. Review and reassess the adequacy of this Charter periodically (but at least annually) as conditions dictate and perform an evaluation of the Audit Committee’s performance.

2. Review the Corporation’s annual financial statements and any reports or other financial information submitted to any governmental body or the public, including any certification, report, opinion or review rendered by the independent accountants.

3. Review the regular internal reports to management prepared by the internal auditing department and management’s responses.

4. Review with financial management and the independent accountants each Form 10-Q prior to its filing or prior to the release of earnings. The Chair of the Audit Committee may represent the entire Audit Committee for purposes of this review.

Independent Accountants

5. Approve and engage the independent accountants, considering independence and effectiveness and approve the fees and other compensation to be paid to the independent accountants. On an annual basis, the Audit Committee should review and discuss with the accountants all significant relationships the accountants have with the Corporation to determine the accountants’ independence.

6. Review the performance of the independent accountants and discharge the independent accountants when circumstances warrant.

7. Review and approve in advance all non-audit services the independent accountant may perform for the Corporation and disclose such approved non-auditor services as required by applicable law in periodic reports to shareholders.

8. Periodically consult with the independent accountants and approve any proposed changes in internal controls and review the accuracy of the Corporation’s financial statements.

Financial Reporting Processes

9. In consultation with the independent accountants and the internal auditors, review the integrity of the Corporation’s financial reporting processes, both internal and external.

10. Consider the independent accountants’ judgments about the quality and appropriateness of the Corporation’s accounting principles as applied in its financial reporting.

11. Consider and approve, if appropriate, major changes to the Corporation’s auditing and accounting principles and practices as suggested by the independent accountants, management, or the internal accounting department.

Internal Audit

12. Review with management and the internal audit director the charter, plans, activities, staffing and organizational structure of the internal audit activity.

13. Ensure there are no unjustified restrictions or limitations, and review and concur in the appointment, replacement or dismissal of the internal audit director.

14. Review the effectiveness of the internal audit activity, including compliance with The Institute of Internal Auditors’ Standards for the Professional Practice of Internal Auditing.

15. On a regular basis, meet separately with the internal audit director to discuss any matters that the committee or internal audit believes should be discussed privately.

Process Improvement

16. Establish regular and separate systems of reporting to the Audit Committee by each of management, the independent accountants and the internal auditors regarding any significant judgments made in management’s preparation of the financial statements and the view of each as to the appropriateness of such judgments.

17. Following completion of the annual audit, review separately with each of management, the independent accountants and the internal auditing departments any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

18. Review any significant disagreement among management and the independent accountants or the internal auditing department in connection with the preparation of the financial statements.

19. Review with the independent accountants, the internal auditing department and management the extent to which changes or improvements in financial or accounting practices, as approved by the Audit Committee, have been implemented. (This review should be conducted at an appropriate time subsequent to implementation of changes or improvements, as decided by the Audit Committee.)

20. Establish and maintain free and open means of communication between employees and the Audit Committee for the processing of complaints received by the Corporation regarding questionable accounting or auditing matters, including suspicions of fraudulent activity. The Audit Committee shall assure that such complaints are treated confidentially and anonymously.

Ethical and Legal Compliance

21. Prepare the Audit Committee Report required by the rules of the Securities and Exchange Commission to be included in the Corporation’s annual proxy statement.

22. Review the Code of Ethics (the “Ethical Code”) and ensure that management has established a system to enforce the Ethical Code. Review the process for communicating the code of conduct to company personnel.

23. Review management’s monitoring of the Corporation’s compliance with the Corporation’s Ethical Code, and ensure that management has the proper review system in place to ensure that the Corporation’s financial statements, reports and other financial information submitted to any governmental bodies or the public satisfy legal requirements.

24. Review, with the Corporation’s counsel, legal compliance matters including corporate securities trading policies.

25. Review, with the Corporation’s counsel, any legal matter that could have a significant impact on the Corporation’s financial statements.

26. Perform any other activities consistent with this Charter, the Amended and Restated Articles of Incorporation, Code of Regulations, the Ethical Code or governing law, as the Audit Committee or the Board deems necessary or appropriate.

☒	PLEASE MARK VOTES	REVOCABLE PROXY
	AS IN THIS EXAMPLE	CONSUMERS BANCORP, INC.

PROXY FOR ANNUAL MEETING	Proposal One : To elect the following nominees to the Board of Directors as Class III directors to serve a three-year term until the Annual Meeting of Shareholders in 2009:	For	With- hold	For All Except
OF SHAREHOLDERS		☐	☐	☐
OCTOBER 18, 2006

John P. Furey; Thomas M. Kishman; Steven L. Muckley

To elect to the Board of Directors as a Class II director to serve a two-year term until the Annual Meeting of Shareholders in 2008:

Harry W. Schmuck, Jr.

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

_______________________________________________

This Proxy is solicited on behalf of the Board of Directors.

The undersigned shareholder of Consumers Bancorp, Inc., 614 East Lincoln Way, Minerva, Ohio, hereby appoints Theresa Linder and Cipriano Beredo, or either of them (each with full power to act alone), as attorneys and proxies for the undersigned, with full power of substitution, to vote all common shares of Consumers Bancorp, Inc. that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on Wednesday, October 18, 2006 at 9:00 A.M. (local time), or at any and all adjournments thereof, with all the powers the undersigned would possess if personally present, such proxies being directed to vote as specified hereon:

Unless otherwise indicated, the proxies will vote FOR the Proposal
Other Business:

In their discretion, the proxies are authorized to vote upon such other business that may properly come before the meeting or any and all adjournments thereof.

Note: The signature(s) on this proxy should correspond with the name(s) in which your shares are registered. When shares are registered jointly in the names of two or more persons, all should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give your full title as such. A proxy given by a corporation should be signed in the corporate name by the President or other authorized officer.

Please be sure to sign and date	Date
this Proxy in the box below.

Shareholder sign above	Co-holder (if any) sign above

+	+

Detach above card, sign, date and mail in postage paid envelope provided.

CONSUMERS BANCORP, INC.

614 East Lincoln Way

P.O. Box 256

Minerva, Ohio 44657

PLEASE ACT PROMPTLY
SIGN, DATE & MAIL YOUR PROXY CARD TODAY

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.